SCHEDULE 2.2 (k)
                              NON-COMPETE AGREEMENT

     FOR VALUABLE CONSIDERATION and in accordance with that certain acquisition agreement dated April 11, 1996 among RECYCLING INDUSTRIES, INC. ("Recycling"), CONTINENTAL WASTE INDUSTRIES, INC. ("CWI"), DON J. LOTANO, FRANK J. LOTANO and ARLINE LOTANO (collectively, "Stockholders") (the "Acquisition Agreement"), and with that certain letter agreement dated April 11, 1996, among CWI, Stockholders, MAURICE KIRCHOFER and JOSEPH LEMMO ("Letter Agreement"), the undersigned individuals (collectively, "Undersigned") hereby covenant, represent, agree and warrant to CWI as follows:

     1. Restrictive Covenants. As an inducement to cause CWI to consummate the Acquisition Agreement, and in consideration of the agreement by CWI to make the payments to Undersigned contemplated by the Letter Agreement, each of the Undersigned hereby covenants and agrees with CWI that he or she will not, anywhere within a 150 mile radius of South Plainfield, New Jersey, directly or indirectly:

          (a) Business. Engage in the operation of a solid waste hauling business, a disposal, landfilling or waste transfer business or facility, a recycling business or facility or composting business or facility;

          (b) Remuneration. Enter the employ of, or render any personal services to, or receive remuneration in the form of salary, commissions or otherwise, from any business or facility engaged in such activities; or

          (c) Financial Interest. Receive or purchase a financial interest in any such business or facility in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, member, officer, director, principal, agent or trustee; provided, however, that each of the Undersigned may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ provided such Undersigned is not a controlling person of, or a member of a group which controls, such business and further provided that such Undersigned does not, directly or indirectly, own five percent (5%) or more of any class of securities of such business.

     2. No Solicitation. Each of the Undersigned further covenants that he or she will not solicit or induce any employee of Statewide Environmental Contractors, Inc. ("Statewide") or Recycling to leave their employ and to work for anyone in competition with CWI, Statewide or Recycling.

     3. Confidential Information. Each of the Undersigned will regard and preserve as confidential all trade secrets and other confidential information pertaining to Statewide's and Recycling's business that have been or may be obtained by Undersigned by reason of his or her employment or other affiliation with Statewide or Recycling. Each of the Undersigned further agrees that all documents, reports, plans, proposals, marketing and sales plans, customer lists, or materials made by him or her or that came into his or her possession by reason of his or her affiliation with Statewide or Recycling are the property of Statewide and Recycling and shall not be used by him or her in any way. Each of the Undersigned will not, without written consent from Statewide or Recycling to do so, use for his or her own benefit or purposes, nor disclose to others, any trade secret or other confidential information connected with the business or operations of Statewide and Recycling; and none of the Undersigned will take or retain or copy any of Statewide's or Recycling's information, customer lists, or other documents or things. For purposes of this Agreement, the term "trade secret" shall include, but not be limited to, information encompassed in all plans, proposals, marketing and sales plans, customer lists, mailing lists, financial information, costs, pricing information, and all concepts or ideas in or reasonably related to the business of Statewide Environmental Contractors, Inc. ("Statewide") and Recycling. This provision shall not apply with respect to information which has been voluntarily disclosed to the public or otherwise enters the public domain through lawful means.

     4. Duration. The covenants contained in this Agreement will continue for a period of five (5) years from and after the date hereof.

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     5. Reasonable  Scope.  Each of the Undersigned  acknowledges that he or she has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon him or her hereunder. Each of the Undersigned agrees that such restraints are necessary for the reasonable and proper protection of Statewide and Recycling and to uphold the value of the stock of Statewide and Recycling to be acquired by CWI on this date.

     6. Rights and Remedies Upon Breach. If any of the Undersigned breaches, or threatens to commit a breach of, any of the provisions of this Agreement, CWI shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Recycling, Statewide or CWI under the Transaction Documents, at law or in equity:
          (a) Specific Performance. The right and remedy to have this Agreement specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Agreement would cause irreparable injury to non-breaching party and that money damages would not provide an adequate remedy to non-breaching party. Accordingly, in addition to any other rights or remedies, non-breaching party shall be entitled to injunctive relief to enforce the terms of this Agreement and to restrain each of the Undersigned from any violation thereof;

          (b) Accounting. The right and remedy to require each of the Undersigned to account for and pay over to the non-breaching party, as the case may be, all profits or other benefits derived or received by such Undersigned as the result of any transactions constituting a breach of this Agreement;

          (c) Severability of Covenants. Each of the Undersigned acknowledges and agrees that the covenants and other promises in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants in this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the covenants in this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions;

          (d) Blue-Penciling. If any court determines that any of the covenants in this Agreement, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced;

          (e) Enforceability in Jurisdiction. Each of the Undersigned intends to and hereby confers jurisdiction to enforce this Agreement upon the courts of any jurisdiction within the geographic scope of the covenants in this Agreement. If the courts of any one or more of such jurisdictions hold this Agreement or any covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the non-breaching party's right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     7. Service. Each of the Undersigned further agrees that a copy of a summons and complaint seeking the entry of such order may be served upon him or her by certified mail, return receipt requested, at the address set forth above or at any other address which any Undersigned shall designate in a writing addressed to Recycling.

     8. Consideration. As consideration for each of the Undersigned's covenants contained herein, CWI has paid the amounts set forth below:

                        Joseph Lemmo                 $380,000.00
                        Maurice Kirchofer            $590,000.00
                        Arline Lotano                $210,000.00
                        Don J. Lotano                $210,000.00
                        Frank J. Lotano              $210,000.00
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     9.  Controlling  Document.  With respect to all of the  Undersigned who are also Stockholders, this Agreement is in addition to, and not in substitution of, any other terms or conditions in the Acquisition Agreement relating to the subject matter hereof. With respect to Maurice Kirchofer, this Agreement is in addition to, and not in substitution of, any other terms or conditions in the Statewide Acquisition Agreement relating to the subject matter hereof. As to Stockholders, in the event of a conflict between any term or provision in this Agreement and in the Acquisition Agreement, the Acquisition Agreement shall control and, as to Maurice Kirchofer, the terms of the Statewide Acquisition Agreement shall control.

     10. South Plainfield. Notwithstanding anything provided in this Agreement to the contrary, Joseph Lemmo may continue, both in his individual capacity and as a Trustee under the trust established by Nicholas Lemmo under Trust Indenture dated May 23, 1983, to be employed by South Plainfield Transfer & Recycling Corporation ("South Plainfield") and to otherwise engage in the business operations of South Plainfield, subject to the limitations on such business operations and assets as are set forth in the South Plainfield Agreement dated this same date, involving Joseph Lemmo, South Plainfield, CWI and certain other parties.

     11. Miscellaneous.

          (a) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be changed, waived, or terminated to any extent whatsoever, except by a writing signed by or on behalf of the party against whom such change, waiver, or termination is sought to be invoked or enforced.

          (b) Preamble. The Preamble is part of this Agreement.

          (c) Severance. Should any clause or paragraph of this Agreement be declared void or unenforceable by a court of competent jurisdiction, that portion of the Agreement shall be severed from the Agreement without affecting the validity of the remainder of the Agreement.

          (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey.

          (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          (f) Defined Terms. Capitalized terms not defined in this Agreement shall have the meanings assigned to them in the Acquisition Agreement.

     IN WITNESS WHEREOF, each of the Undersigned has executed this Agreement as of this 1st day of July, 1996.


WITNESS AS TO EACH:                   /s/ Joseph Lemmo
                                      Joseph Lemmo, Individual

- ---------------------------------     /s/ Maurice Kirchofer
Harvey R. Poe, Esq.                   Maurice Kirchofer, Individual

                                      /s/ Arline Lotano
                                      Arline Lotano, Individual

                                      /s/ Don J. Lotano
                                      Don J. Lotano, Individual

                                      Frank J. Lotano
                                      Frank J. Lotano, Individual

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